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                                                                   Exhibit 99(l)

March 25, 1999


Kelmoore Strategic Trust
2471 East Bayshore Road, Suite 501
Palo Alto, CA  94303

RE:      Investment Letter

Ladies and Gentlemen:

Kelmoore Investment Company, Inc. (the "Company") hereby agrees to acquire 10,000 shares of beneficial interest (the "Shares") of Kelmoore Strategy Covered Option Fund (the "Fund") at a purchase price of $10.00 per share.

Shares will be issued in a private offering prior to the effectiveness of the Registration Statement filed by Kelmoore Strategic Trust (the "Trust") under the Securities Act of 1933. The Shares are being purchased pursuant to Section 14 of the Investment Company Act of 1940 to serve as the seed money for the Trust prior to the commencement of the public offering of its shares.

In connection with such purchase, the Company represents that: (i) it is acquiring the Shares for its own account as the sole beneficial owner thereof and with a view to or for sale in connection with any distribution of the Shares; and (ii) the purchase is being made for investment purposes and not with the present intention of redeeming or reselling the Shares.

The Company, as evidenced by the signature of its officer, hereby agrees to the above and consents to the filing of this Investment Letter as an exhibit to the Form N-1A Registration Statement of the Trust.


Sincerely,

Kelmoore Investment Company, Inc.


By:      /s/ Ralph M. Kelmon
        -----------------------------
Name:    Ralph M. Kelmon, Jr.
Title:   President and Chief Executive Officer